SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          NATIONAL CITY BANCORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                          NATIONAL CITY BANCORPORATION
                                651 NICOLLET MALL
                        MINNEAPOLIS, MINNESOTA 55402-1611

                               ------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1998
                               ------------------


TO THE STOCKHOLDERS OF NATIONAL CITY BANCORPORATION:

     Please take notice that the Annual Meeting of Stockholders of National City Bancorporation will be held, pursuant to due call by the Board of Directors of the Company at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Wednesday, April 22, 1998 at 10:00 A.M., or at any adjournment or postponements thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To approve an amendment to the Restated Articles of Incorporation to increase: (i) the number of shares of common stock which the Company has authority to issue from 20,000,000 to 40,000,000, and (ii) the maximum number of directors on the Company's Board of Directors from 15 to 16.

     2. To elect eight persons to the Board of Directors for terms ending in 2000 and 2001.

     3. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

     Pursuant to due action of the Board of Directors, stockholders of record on February 20, 1998, will be entitled to vote at the meeting or any adjournments or postponements thereof.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                              By Order of the Board of Directors

                                              NATIONAL CITY BANCORPORATION

                                              /s/ Thomas J. Freed

                                              Thomas J. Freed,
                                              SECRETARY

March 9, 1998

                                PROXY STATEMENT
                                       OF
                          NATIONAL CITY BANCORPORATION
                                651 NICOLLET MALL
                        MINNEAPOLIS, MINNESOTA 55402-1611

                               ------------------
                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 APRIL 22, 1998
                               ------------------


                               PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National City Bancorporation (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held Wednesday, April 22, 1998, at 10:00 a.m., at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders was March 9, 1998. Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each such proxy will be voted at the meeting and at any adjournments or postponements thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy. Only stockholders of record at the close of business on February 20, 1998, will be entitled to vote at the meeting or any adjournments or postponements thereof. It is the intention of the persons named as proxies in the accompanying form of proxy, unless such authority is withheld, to vote in favor of: (a) the proposal to amend the Company's Restated Articles of Incorporation to increase: (i) number of shares of common stock which the Company has authority to issue from 20,000,000 to 40,000,000 and (ii) the authorized number of directors on the Company's Board of Directors from 15 to 16, and (b) to vote for the election of each nominee set forth below. Approval of the proposal to amend the Company's Articles of Incorporation and the election of each of the nominees as a director requires a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting. The abstention or failure to vote shares present at the meeting and broker nonvotes do not have the effect of a vote "against" the proposal to amend the Company's Restated Articles of Incorporation or a nominee for the Board of Directors.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding only one class of voting securities, common stock, $1.25 par value, of which 8,057,478 shares were outstanding as of the close of business on the record date, February 20, 1998. Each share of common stock is entitled to one vote.

     The following table sets forth, as of February 20, 1998, all persons known by the Company to be the owner, of record or beneficially, of more than five percent of the issued and outstanding common stock of the Company, for each of the executive officers named in the Summary Compensation Table and for all executive officers and directors as a group. David L. Andreas and Lowell W. Andreas are directors of the Company.


                                                       SHARES
               NAME AND ADDRESS                     BENEFICIALLY       PERCENT
              OF BENEFICIAL OWNER                       OWNED          OF CLASS
           -----------------------------------   ------------------   ---------
           David L. Andreas                             553,102(1)        6.86
            P.O. Box E1919
            Minneapolis, Minnesota 55480

           Dorothy Inez Andreas                       1,515,677(2)       18.81
            P.O. Box 1470
            Decatur, Illinois 62525

           Dwayne O. Andreas                            558,828(3)        6.94

           Lowell W. Andreas                            774,364(4)        9.61
            P.O. Box 728
            Mankato, Minnesota 56001

           Thomas J. Freed                               10,877(5)          *

           Robert L. Olson                               14,575             *

           All executive officers and                 1,293,177          16.05
            directors as a group (14 persons)
----------

*    Less than one percent.

(1) Chairman of the Board and Chief Executive Officer of the Company. See footnote (1) to the table under the heading "Election of Directors."

(2) Includes 27,130 shares held as sole or co-trustee of trusts for members of Mrs. Andreas' family, in which Mrs. Andreas disclaims beneficial ownership. Does not include 558,828 shares beneficially owned by spouse, Dwayne O. Andreas, in which Mrs. Andreas disclaims beneficial ownership. See footnote
     (3).

(3) Represents shares held as sole or co-trustee of trusts for members of Mr. Andreas' family, in which Mr. Andreas disclaims beneficial ownership. Does not include 1,515,677 shares beneficially owned by spouse, Dorothy Inez Andreas, in which Mr. Andreas disclaims beneficial ownership. See footnote
     (2).

(4) Included in the shares beneficially owned by Lowell W. Andreas are 453,719 shares reported as beneficially owned by David L. Andreas.

(5) Secretary and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of National City Bank of Minneapolis.

                                 PROPOSAL NO. 1

                 AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

     The Board of Directors has approved, subject to the consent of the Company's stockholders, a proposal (the "Proposal") to amend the Company's Restated Articles of Incorporation to increase: (i) the number of shares of common stock which the Company has authority to issue from 20,000,000 to 40,000,000, and (ii) the maximum number of directors on the Company's Board of Directors from 15 to 16.

     The Board of Directors believes that an increase in the number of shares of common stock the Company has authority to issue would give the Company greater flexibility in effecting transactions in the Company's capital by making 20,000,000 additional shares available for issuance by the Company, without further action by its stockholders, in such transaction or transactions as the Board of Directors may approve, whether in public or private offers, as stock splits or dividends or otherwise, at such a time or times as the Board of Directors may approve.

     The Board of Directors desires to increase the maximum number of directors on the Company's Board from 15 to 16 in connection with its adoption of certain principles of corporate governance (the "Principles"). The Board intends to utilize the Principles as the elements of governance by which the Board will manage its affairs. An integral component of the Principles is the extensive participation of outside directors on various committees to be formed by the Board to oversee the Company and its operations. In addition, adoption of the Principles by the Company contemplates that the same individuals serving as directors on the Company's board will also serve on the boards of directors of each of the Company's wholly owned subsidiaries, National City Bank of Minneapolis and Diversified Business Credit, Inc. The Board has determined that the initial implementation of the Principles and the formation of each of the committees contemplated thereby will require four additional directors, or a Board consisting of a total of 16 members. The Company's Restated Articles of Incorporation, as presently drafted, limits the Board to 15 members. Accordingly, the Board of Directors has concluded that the Restated Articles of Incorporation should be amended to permit up to 16 directors.

     All shares represented by proxies will be voted FOR the Proposal to amend the Company's Restated Articles of Incorporation unless otherwise specified.

                                 PROPOSAL NO. 2

                              ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of the Company provide for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. In the event that the proposal to amend the Company's Restated Articles of Incorporation to increase the maximum number of directors from 15 to 16 is approved by the stockholders, eight directors are to be elected at the 1998 Annual Meeting of Stockholders to serve until the 2000 or 2001 Annual Meeting of Stockholders, or until their successors are elected and qualified. If such proposal is not approved by the Company's stockholders, only four directors are to be elected at the 1998 Annual Meeting of Stockholders to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified. Management proposes for election to the Board of Directors each of the nominees listed below. The listing is segregated between nominees for the four directorships available under the Company's existing Restated Articles of Incorporation and nominees for the four additional directorships that will become available if the proposal to amend the Company's Restated Articles of Incorporation is approved by the stockholders. Mr. Boris and Ms. Guerrero-Anderson are nominees for terms expiring in the year 2001, and Ms. Bredeson and Mr. Goetz are being nominated for terms expiring in 2000.


                                                                                       SHARES
                               PRINCIPAL OCCUPATION, BUSINESS                       BENEFICIALLY
                            EXPERIENCE DURING PAST FIVE YEARS AND    DIRECTOR       OWNED AS OF       PERCENT
NAME AND AGE                  DIRECTORSHIPS IN PUBLIC COMPANIES        SINCE     DECEMBER 31, 1997    OF CLASS
------------------------ ------------------------------------------ ----------  ------------------- -----------
NOMINEES FOR EXISTING DIRECTORSHIPS

David L. Andreas (49)    Chairman of the Board and Chief              1980            553,102(1)        6.86
                         Executive Officer of the Company since
                         November 1987. President and Chief
                         Executive Officer of National City Bank
                         of Minneapolis since September 1994.
                         From 1991 through September 1994, Mr.
                         Andreas was Chairman of the Board of
                         National City Bank of Minneapolis.

C. Bernard Jacobs (78)   Retired as President and Chief Executive     1974             53,052(2)           (3)
                         Officer of the Company and Chairman of
                         the Board of National City Bank of
                         Minneapolis in 1984. Mr. Jacobs is a
                         director of Dahlberg, Inc.

Robert L. Olson (52)     President, Chief Executive Officer and        N/A             14,575              (3)
                         director of Diversified Business Credit,
                         Inc. since 1985, and director of
                         Commercial Finance Association and HV
                         Manufacturing Co.

Roger H. Scherer (61)    Chairman of the Board of Scherer             1990              5,902              (3)
                         Brothers Lumber Co., former President
                         and Chief Executive Officer of Scherer
                         Brothers Lumber Co.

NOMINEES FOR ADDITIONAL DIRECTORSHIPS

Michael J. Boris (51)    Private investor and consultant since         N/A                133              (3)
                         August, 1997. From 1981 to 1997, Mr.
                         Boris served in various finance officer
                         positions with Medtronic, Inc. Mr. Boris
                         has served on the board of National City
                         Bank of Minneapolis since 1995.



                                                                                                SHARES
                                    PRINCIPAL OCCUPATION, BUSINESS                           BENEFICIALLY
                                 EXPERIENCE DURING PAST FIVE YEARS AND       DIRECTOR        OWNED AS OF       PERCENT
NAME AND AGE                       DIRECTORSHIPS IN PUBLIC COMPANIES           SINCE      DECEMBER 31, 1997   OF CLASS
--------------------------- ---------------------------------------------- ------------  ------------------- ----------
Sharon N. Bredeson (56)     President, Chief Executive Officer and             N/A                 220             (3)
                            director of Staff-Plus, Inc., and director of
                            National City Bank of Minneapolis

James B. Goetz, Sr. (61)    President, Chief Executive Officer and             N/A                 763             (3)
                            director of Goetz Companies, director of
                            National City Bank of Minneapolis, and
                            Chairman of the Board of Directors of
                            Divine Savior Hospital & Nursing Home
                            in Portage, Wisconsin

Esperanza                   President, Chief Executive Officer and             N/A                  --           --
Guerrero-Anderson (53)      director of Milestone Growth Fund, Inc.,
                            and director of National City Bank of
                            Minneapolis, Leann Chin, Inc. and Great
                            Lakes Higher Education Corporation

CONTINUING DIRECTORS

Terry L. Andreas (55)       Chairman of the Board of the School for             1987**         250,710(4)       3.11
                            Field Studies, Beverly, Massachusetts

Marvin Borman (74)          Partner in the law firm of Maslon                   1980**          50,003(5)          (3)
                            Edelman Borman & Brand, LLP,
                            Minneapolis, Minnesota, which rendered
                            legal services to the Company during the
                            past fiscal year.

Kenneth H. Dahlberg (80)    Chairman of the Board of Dahlberg, Inc.             1980**           8,159             (3)

Thomas E. Holloran (68)     Professor, Graduate School of Business,             1993**           1,055             (3)
                            University of St. Thomas. Mr. Holloran is
                            also a director of Medtronic, Inc., ADC
                            Telecommunications, MTS Systems
                            Corporation and Flexsteel Industries
                            Incorporated.

Wendell R. Anderson (65)    Of counsel to the law firm of Larkin,               1980*               --           --
                            Hoffman, Daly & Lindgren Ltd.,
                            Minneapolis, Minnesota. Mr. Anderson is
                            a director of Fingerhut Corporation and
                            Turbo Technologies, Inc.

John H. Daniels, Jr. (50)   Partner in the law firm of Willeke and              1982*            2,801             (3)
                            Daniels, Minneapolis, Minnesota

David C. Malmberg (55)      Non-executive Chairman of the Board of              1994*            4,003             (3)
                            National City Bank of Minneapolis since
                            September 1994. Private investor and
                            consultant since May 1994. Prior to May
                            1994, Mr. Malmberg was Vice Chairman
                            of the Board of National Computer
                            Systems, Inc. ("NCS") and at various
                            times served as NCS' President and Chief
                            Operating Officer. Mr. Malmberg is also a
                            director of Advance Circuits, Inc., Three
                            Five Systems, Inc. and Pattern
                            Processing, Inc.


                                                                                           SHARES
                                    PRINCIPAL OCCUPATION, BUSINESS                      BENEFICIALLY
                                EXPERIENCE DURING PAST FIVE YEARS AND    DIRECTOR       OWNED AS OF      PERCENT
NAME AND AGE                      DIRECTORSHIPS IN PUBLIC COMPANIES        SINCE     DECEMBER 31, 1997   OF CLASS
----------------------------- ----------------------------------------- ----------  ------------------- ---------
Walter E. Meadley, Jr. (65)   Mr. Meadley retired as Vice Chairman of     1990*            20,293(6)     (3)
                              the Board of National City Bank of
                              Minneapolis effective December 31, 1995.
                              Mr. Meadley was Vice Chairman since
                              September 1994. Prior thereto, Mr.
                              Meadley was President and Chief
                              Executive Officer of National City Bank
                              of Minneapolis.


------------------

(1) Includes 81,277 shares held as co-trustee of trusts for members of David Andreas' family and in which he disclaims beneficial ownership.

(2) Includes 713 shares owned by his spouse in which he disclaims beneficial ownership.

(3) Represents less than one percent of the outstanding shares of the Company's common stock.

(4) Includes 13,565 shares held as co-trustee of trust for a child in which she disclaims beneficial ownership.

(5) Includes 32,825 shares owned by his spouse in which he disclaims beneficial ownership.

(6) Includes 9,049 shares held for Mr. Meadley by the Company's Incentive Savings Plan.

*    Term as director expires in 1999.

**   Term as director expires in 2000.

N/A Not applicable: the nominee has not previously served as a member of the Company's Board of Directors.

     Terry L. Andreas is David L. Andreas' first cousin.

     The information contained in the foregoing footnotes is for explanatory purposes only and none of the persons named therein is the beneficial owner of shares designated as beneficially owned by or held in trust for any other person, including family members.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless otherwise specified; PROVIDED, HOWEVER, that if any such nominee should withdraw or otherwise become unavailable for reasons not presently known, such shares may be voted for another person in place of such nominee in accordance with the best judgment of the persons named in the proxy.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation earned for each of the last three fiscal years by the Chief Executive Officer of the Company and each of the executive officers of the Company and its subsidiaries whose salary and bonus earned in 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                     ANNUAL COMPENSATION ($)
                                                 --------------------------------
                   NAME AND                                                             ALL OTHER
              PRINCIPAL POSITION                  YEAR     SALARY(1)      BONUS      COMPENSATION(2)
----------------------------------------------   ------   -----------   ---------   ----------------
   David L. Andreas,                             1997       256,000      78,285          22,396
    Chairman of the Board and Chief              1996       250,000      76,200          21,246
    Executive Officer of the Company             1995       195,000      47,518          47,518
    and President and Chief Executive Officer
    of National City Bank of Minneapolis

   Thomas J. Freed,                              1997       117,000      24,079           3,510
    Secretary and Chief Financial Officer        1996       112,660      23,073           3,300
    of the Company, and Senior Vice              1995       107,410      27,610           2,819
    President and Chief Financial Officer
    of National City Bank of Minneapolis

   Robert L. Olson,                              1997       280,000     558,179           4,750
    President and Chief Executive Officer of       *
    Diversified Business Credit, Inc.              *


------------------
(1) The amounts shown as Salary include amounts deferred by the executive officer into the Company's Incentive Savings Plan, which permits investment of such amounts in the Company's Common Stock.

(2) Other compensation amounts for 1997 included $4,750 for Mr. Andreas, $4,750 for Mr. Olson, and $3,510 for Mr. Freed as Company matching contributions to its Incentive Savings Plan; $17,646 and as the value of benefits for Mr. Andreas, determined as prescribed by the Securities and Exchange Commission for such valuations, under a "split-dollar" life insurance arrangement.

*Mr. Olson did not serve the Company in the capacity of an executive officer prior to 1997.

EMPLOYMENT AGREEMENT

     Mr. Olson is employed as the President and Chief Executive Officer of Diversified Business Credit, Inc. pursuant to a non-cancelable employment agreement (the "Agreement") which expires on December 31, 2000, subject to Mr. Olson's option to renew the Agreement for an additional two year term. Under the Agreement, Mr. Olson is entitled to a minimum annual salary of $280,000 and an annual bonus equal to five percent of the "pre-tax profits" of Diversified Business Credit, Inc. for the applicable fiscal year. The term "pre-tax profits" is defined in the Agreement as income before income taxes determined in accordance with generally acceptable accounting principles ("GAAP"), except that in lieu of a provision for loan losses calculated under GAAP, earnings are reduced by the aggregate amount of outstanding loan balances and accrued interest receivable specifically identified for charge-off by the Board of Directors of Diversified Business Credit, Inc. during the applicable fiscal year.

PENSION PLAN

     Effective January 1, 1995, the Company's Pension Plan was amended to provide a new type of defined benefit, commonly known as a "cash balance" formula. Under the new formula, pension benefits are based on an employee's hypothetical account balance, rather than final average compensation and years of service. As of January 1, 1995, each employee's benefits accrued under the previous formula were converted to an amount equal to their actuarial present value. That amount became the employee's hypothetical account balance.

     That balance (if any) is increased after January 1, 1995, by hypothetical annual allocations at the end of each subsequent year of Company service, equal to a specified percentage of the employee's compensation. The annual allocation percentage is between 1.5 percent and 6 percent, depending on the sum of the employee's age and Company service. A similar percentage is allocated for any of the employee's compensation that exceeds the taxable wage base for Social Security taxes. The hypothetical account is also increased by hypothetical interest for each year until the benefit is paid, at the greater of six percent annually or a variable index rate based on certain U.S. Treasury securities. Generally, the "cash balance" benefit is payable in a lump sum equal to the hypothetical account balance, or in the form of a life annuity selected by the employee.

     Under the Pension Plan's new formula, the estimated annual benefit payable upon retirement at age 65 for Mr. Andreas, Mr. Freed and Mr. Olson is $92,236, $67,069 and $54,750, respectively.

     The Pension Plan also provides that certain employees will receive an annual benefit under the old formula, if that amount is larger than their benefits under the new formula. The employees eligible for this treatment are those who have either attained age 55 and completed ten years of Company service, or attained age 45 and completed twenty years of Company service as of January 1, 1995. Mr. Freed qualifies for this treatment.

     The following table shows the estimated annual benefits payable upon retirement at age 65 to Mr. Freed, for various combinations of final average salary and years of service under the Pension Plan's old formula.

                          QUALIFIED PENSION PLAN TABLE


                           ESTIMATED ANNUAL RETIREMENT BENEFIT
     FINAL                           YEARS OF SERVICE
    AVERAGE    --------------------------------------------------------------
    SALARY         15           20           25           30           35
-------------- ----------   ----------   ----------   ----------   ----------
 $  100,000      $27,143      $36,190      $45,238      $54,286      $59,286
    125,000       36,143       48,190       60,238       72,286       78,786
    150,000       45,143       60,190       75,238       90,286       98,286

     For purposes of the old formula under the Company's Pension Plan, final average salary is based on the "salary" and "bonus" amounts shown in the Summary Compensation Table for the highest 5 consecutive years within the last ten consecutive years which produce the highest average. However, beginning in 1994, any of such combined "salary" and "bonus" amounts that exceed $150,000 in any year is excluded from final average salary. The $150,000 limit will be adjusted for inflation in $10,000 increments, to be added each time the cumulative adjustment equals or exceeds $10,000. The table assumes the executive had reached age 65 on January 1, 1997. Benefits under the old Pension Plan formula are computed as an annuity for a single life, and are not subject to any deduction for Social Security benefits or other offset amounts.

     At December 31, 1997, Mr. Freed's amount of final average salary and number of year's service was $129,148 and 29, respectively.

SALARY CONTINUATION PLAN

     As a supplement to the Pension Plan, the Company has adopted a Salary Continuation Plan pursuant to agreements with certain officers of the Company and its subsidiaries. Under the Salary Continuation Plan, an officer will be entitled to a stated annual benefit for a period of 15 years (i) upon retirement from the Company after attaining age 65, or (ii) upon attaining age 65 if his or her employment had been previously terminated due to disability. In the event the executive dies after age 65, but before receiving the full 15 years of annual benefits, the remaining payments shall be paid to his or her beneficiaries.

     From time to time, the Company may (but is not required to) amend the stated benefit amount for each executive to provide a benefit up to 50 percent of the current salary. However, the annual salary continuation benefit paid to an executive, plus the annual pension payable to the executive under the Pension Plan, may not exceed 80 percent of his or her final average salary as defined in the Pension Plan, without taking into account the $150,000 salary limit now applied to the Pension Plan.

     If an executive's employment is terminated voluntarily, or involuntarily for cause, prior to attaining age 65, no salary continuation benefits shall be owing to the executive unless the executive is eligible for early retirement, because he or she has attained age 55 and has been employed for at least ten years. In this event the executive shall be paid a reduced annual benefit beginning at age 65, or an earlier benefit that is reduced further and payable upon termination. In the event the executive's employment is terminated as a result of a "change in control" of the Company as defined in the plan, the executive will be entitled to a reduced annual benefit pursuant to the early retirement terms of the plan, notwithstanding that the executive is under age 55 or has not been employed by the Company for 10 years.

     David L. Andreas, Thomas J. Freed and Robert L. Olson have entered into Salary Continuation Plan agreements with the Company that currently provide annual benefits at age 65 of $128,000, $58,500 and $140,000, respectively, subject to the 80 percent maximum benefit limit. If the 80 percent limit were applied at the end of 1997, the projected annual benefits of Mr. Andreas, Mr. Freed and Mr. Olson at age 65 would be reduced to $128,000, $44,989 and $140,000, respectively.

CHANGE IN CONTROL AGREEMENTS

     In October 1995, certain officers of the Company and its subsidiaries, including Mr. Freed (each, an "Officer"), entered into agreements with the Company that provide for the payment of specified benefits if, within two years after a "change in control," the Company or its successor terminates the employment of the Officer other than for death, disability or "cause" (as defined therein); or if the Officer elects to terminate his employment for "good reason" (as defined therein). In general, these agreements provide that a "change in control" will be deemed to have occurred if any person becomes the beneficial owner of 30 percent or more of the combined voting power of the outstanding securities of the Company or National City Bank of Minneapolis, unless (a) the person owned at least 5 percent of that voting power on October 25, 1995, or (b) the Company is the surviving corporation in a merger and a majority of the Company's Board of Directors remain in office after the merger. The terms of Mr. Freed's agreement provide that he will receive an amount equal to one and one-half times the sum of his base salary and the amount that he would otherwise earn for the current fiscal year under any executive compensation plan.

DIRECTORS FEES

     If a Director of the Company or its subsidiaries is an employee of one of them, the Director receives no added compensation or fees for service as a Director. Each Director of the Company who is not such an employee receives a $6,000 annual retainer plus $300 for each board or committee meeting attended. In addition, each non-employee of the Company who is also a director of National City Bank of Minneapolis receives a $5,000 annual retainer, plus $300 for each board or committee meeting attended. David C. Malmberg also receives an additional $25,000 annual retainer for service as Non-executive Chairman of the Board of National City Bank of Minneapolis. Non-employee directors receive no other forms of compensation from the Company for service as Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Stock Option and Compensation Committee consists of Marvin Borman, C. Bernard Jacobs and Roger H. Scherer. Mr. Borman is a partner in the law firm of Maslon Edelman Borman & Brand, LLP, which rendered legal services to the Company and its subsidiaries during the past fiscal year. Maslon Edelman Borman & Brand is also a customer of National City Bank of Minneapolis. Mr. Scherer is the Chairman of the Board of Scherer Brothers Lumber which is a customer of National City Bank of Minneapolis. Mr. Scherer is also a customer of National City Bank of Minneapolis. All loans to Maslon Edelman Borman & Brand, Scherer Brothers Lumber and Mr. Scherer were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally are made by the three-member Stock Option and Compensation Committee (the "Compensation Committee") of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Decisions on compensation of the executives of the Company's subsidiaries, including Messrs. Andreas, Freed and Olson, are made by separate committees comprised of members of the board of directors of such subsidiaries. Set forth below is a report prepared by Messrs. Borman, Jacobs and Scherer in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for 1997 as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual goals, reward corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

     There are two elements in the Company's executive compensation program.

     * Base salary compensation

     * Annual incentive compensation

     Total compensation opportunities are competitive with those offered by employers of comparable size in our industry.

     Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

     Annual incentive compensation for executives of the Company's subsidiaries is based primarily on net income.

     To date, no executive officer of the Company has received compensation that exceeds $1 million per year. Accordingly there should be no impact on the statutory limitation on deductibility of certain amounts in excess of $1 million per year paid or accrued as compensation.

     The 1997 salary of Mr. Andreas was $256,000, which represents a 2.4 percent increase from Mr. Andreas' 1996 annual salary. Mr. Andreas received bonuses aggregating $78,285 from the Company and National City Bank of Minneapolis in 1997, and a $76,200 bonus in 1996. Mr. Andreas' 1996 and 1997 bonuses were based on the performance of National City Bank of Minneapolis' net income as compared to pre-established goals. Mr. Olson's 1997 compensation was determined pursuant to the employment agreement discussed above.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:

             Marvin Borman    C. Bernard Jacobs    Roger H. Scherer

                       COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on National City Bancorporation common stock over the last five fiscal years with the cumulative total return on the NASDAQ U.S. Stock Market Index and the Nasdaq Bank Stocks Index which includes approximately 600 institutions.

                          [PLOT POINTS GRAPH OMITTED]

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Certain officers and directors of the Company are at present, as in the past, customers of the Company's subsidiaries and have obtained and expect to obtain loans from these subsidiaries in the ordinary course of business. In addition, some of the directors of the Company are at present, as in the past, also officers, directors, principal stockholders or affiliated with businesses that are customers of these subsidiaries and that have had and expect to obtain loans from these subsidiaries in the ordinary course of business. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

                            PROPOSALS OF STOCKHOLDERS

     All proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its executive offices on or before November 7, 1998.

                                  OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held five meetings during the last fiscal year. Kenneth H. Dahlberg attended fewer than 75 percent of the total meetings of the Board of Directors. The Company has an Audit Committee and a Stock Option and Compensation Committee but does not have a Nominating Committee of the Board of Directors.

     The Company's Audit Committee, which consists of Messrs. Wendell R. Anderson, Marvin Borman, John H. Daniels, Jr., Thomas E. Holloran and Roger H. Scherer, met twice during the past fiscal year. The Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagements, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

     The Company's Stock Option and Compensation Committee, which consists of Marvin Borman, C. Bernard Jacobs and Roger H. Scherer, met once during the last fiscal year. The Stock Option and Compensation Committee reviews the Company's remuneration policies and practices, and makes recommendations to the Board in connection with all compensation matters affecting the Company.

AUDITORS

     Ernst & Young LLP has been the independent accountants for the Company since October 1993, and is expected to be retained for the year ending December 31, 1998. A representative of Ernst & Young LLP is expected to attend this year's Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market System. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the stockholders in connection with this solicitation. Solicitation other than by mail may be made by officers or regular employees of the Company by personal telephone solicitation, the cost of which is expected to be nominal. Stockholder Communications Corporation has been retained by the Company to assist in solicitation of proxies at a fee not to exceed $5,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward the soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so.

     The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

                                              By Order of the Board of Directors

                                              NATIONAL CITY BANCORPORATION

                                              /s/ Thomas J. Freed

                                              Thomas J. Freed,
                                              SECRETARY

                          NATIONAL CITY BANCORPORATION
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- APRIL 22, 1998

     The undersigned, a stockholder of National City Bancorporation (the "Company"), hereby appoints David L. Andreas and Thomas J. Freed, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of National City Bancorporation to be held at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Wednesday, April 22, 1998, at 10:00 A.M., and any adjournments or postponements thereof, upon matters set forth below, with all the powers which the undersigned would possess if personally present:

1. APPROVAL OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO INCREASE: (i) THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE FROM 20,000,000 TO 40,000,000 AND (ii) THE MAXIMUM NUMBER OF NUMBER OF DIRECTORS ON THE COMPANY'S BOARD OF DIRECTORS FROM 15 TO 16.

             [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

2. ELECTION OF   [ ] FOR all nominees (except as marked   [ ] WITHHOLD AUTHORITY
   DIRECTORS:        to the contrary below)                   to vote for all
                                                           nominees listed below

Nominees for existing directorships,       DAVID L. ANDREAS, C. BERNARD JACOBS,
each for a three-year term:                ROBERT L. OLSON AND ROGER H. SCHERER

Nominees for additional directorships,     MICHAEL J. BORIS AND ESPERANZA
each for a three-year term:                GUERRERO-ANDERSON

Nominees for additional directorships,     SHARON N. BREDESON AND JAMES B.
each for a two-year term:                  GOETZ, SR.

     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

  ----------------------------------------------------------------------------
           (Continued, and TO BE DATED AND SIGNED on the reverse side)

                          (continued from other side)

3. Upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL
            TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION
               AND FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS

     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on the reverse side of this form as directed by the stockholder, but if no direction is made in the space provided, it will be voted FOR the proposal to Amend the Company's Restated Articles of Incorporation and all nominees to the Board of Directors.

                                                Dated                     , 1998
                                                     --------------------

                                                --------------------------------

                                                --------------------------------
                                                (STOCKHOLDER MUST SIGN EXACTLY
                                                AS THE NAME APPEARS AT LEFT.
                                                WHEN SIGNED AS A CORPORATE
                                                OFFICER, EXECUTOR,
                                                ADMINISTRATOR, TRUSTEE,
                                                GUARDIAN, ETC., PLEASE GIVE FULL
                                                TITLE AS SUCH. BOTH JOINT
                                                TENANTS MUST SIGN.)